Exhibit 10.1
[FORM FOR EXECUTIVE OFFICERS]
STOCK OPTION CERTIFICATE
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

Grant Date	Option Shares	Exercise Price	Expiration Date	Type of Option

     1. Option Grant.
THIS CERTIFIES THAT, on the Grant Date set forth above American Medical Systems Holdings, Inc., a Delaware corporation (the “Company”), has granted to:
                     (the “Participant”)
the right and option (the right to purchase any one share of Stock hereunder being an “Option”) to purchase from the Company the number of shares of the Company’s common stock, par value $.0l per share (“Stock”), set forth above (the “Option Shares”) at any time during the period commencing on the date of this Certificate and ending on the expiration date set forth above (the “Expiration Date”).
     2. Subject to Plan. The Options have been granted under the American Medical Systems Holdings, Inc. 2005 Stock Incentive Plan (As Amended and Restated) (the “Plan”) and the terms of the Plan are incorporated herein by reference. In the event of any conflict or inconsistency between this Certificate and the Plan, the provisions of the Plan shall control. All capitalized terms used but not otherwise expressly defined in this Certificate shall have the meaning ascribed to them in the Plan.
     3. Option Exercise Price. Each of the Options shall have a per share exercise price equal to the exercise price set forth above (the “Exercise Price”) and shall constitute either an “Incentive Stock Option” or a “Non-Statutory Stock Option,” as set forth on Exhibit A hereto. Notwithstanding the foregoing, any portion of this Option that is exercised pursuant to Section 5(c) more than three (3) months after the Participant’s employment or other service with the Company and all Subsidiaries terminates shall be deemed to be a Non-Statutory Stock Option.
     4. Limitations on Exercise of Options.
          (a) Except as otherwise provided in this Certificate or in the Plan, and for so long as the Participant remains in the employ or service of the Company or any Subsidiary, the Options shall vest and shall be exercisable as to the Option Shares during the term of employment or service in the amount of shares and on the dates set forth on Exhibit A hereto.
          (b) The Committee shall have the authority to modify the vesting and exercisability of any or all of the then-unvested Options as and in the manner set forth in the Plan.

     5. Termination of Employment or Service. Subject specifically to the authority of the Committee under Section 12.4 of the Plan:
          (a) If prior to the Expiration Date, the Participant’s employment or other service with the Company and all Subsidiaries shall be terminated by reason of death or Retirement, the Options shall remain exercisable, to the extent exercisable as of the date of such termination, until the earlier of the Expiration Date or that date which is twelve (12) months after such date of such termination. Options not exercisable as of the date of such termination will be forfeited and terminate.
          (b) If prior to the Expiration Date, the Participant’s employment or other service with the Company and all Subsidiaries shall be terminated by reason of Disability, the Options shall remain exercisable, to the extent exercisable as of the date of such termination, until the earlier of the Expiration Date or that date which is nine (9) months after such date of such termination. Options not exercisable as of the date of such termination will be forfeited and terminate.
          (c) If prior to the Expiration Date, the Participant’s employment or other service with the Company and all Subsidiaries shall be terminated (i) other than as described in Section 5(d) or by reason of death, Disability or Retirement, or (ii) because the Participant is in the employ or service of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Participant continues in the employ or service of another Subsidiary), then all Options shall remain exercisable, to the extent exercisable as of the date of such termination, until the earlier of the Expiration Date or that date which is nine (9) months after such date of such termination. Options not exercisable as of the date of such termination will be forfeited and terminate.
          (d) If (i) the Company terminates the Participant’s employment with the Company and all Subsidiaries for any reason other than for Cause, or the Participant terminates the Participant’s employment with the Company and all Subsidiaries for Good Reason, and (ii) the termination occurs either within the period beginning on the date of a Change in Control and ending on the last day of the first full calendar month following the first anniversary date of the Change in Control or prior to a Change in Control if the Participant’s termination of employment was either a condition of the Change in Control or was at the request or insistence of a third party related to the Change in Control, then all unvested Options shall vest and be immediately exercisable in full as of the date of such termination and shall remain exercisable until the earlier of the Expiration Date or the date which is twelve (12) months after such date of termination. If the Company and the Participant have entered into a change in control severance agreement, then for purposes of this Section 5(d) the terms “Cause” and “Good Reason” shall be as defined in the change in control severance agreement. Further, any inconsistency between this Certificate, the Plan and the change in control severance agreement shall be controlled by this Certificate.
          (e) After the expiration of any exercise period described in any of Sections 5(a) through (d) above, the Options shall terminate together with all of the Participant’s rights hereunder, to the extent not previously exercised.
     6. Effects of Actions Constituting Cause. Notwithstanding anything in this

Certificate or the Plan to the contrary, in the event that the Participant is determined by the Committee, acting in its sole discretion, to have committed any action which would constitute Cause, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Participant’s employment or other service with the Company or any Subsidiary, this Certificate and all rights of the Participant under this Certificate and the Plan shall terminate and be forfeited without notice of any kind. The Committee may defer the exercise of the Options hereunder for a period of up to forty-five (45) days in order for the Committee to make any determination as to the existence of Cause. For purposes of this Section 6, the term “Cause” shall be as defined in the American Medical Systems, Inc. Executive Severance Pay Plan.
     7. Breach of Confidentiality, Non-Compete or Non-Solicitation. Notwithstanding anything in this Certificate or the Plan to the contrary, in the event that the Participant materially breaches the terms of any confidentiality, non-compete or non-solicitation agreement entered into with the Company or any Subsidiary, whether such breach occurs before or after termination of the Participant’s employment or other service with the Company or any Subsidiary, the Committee in its sole discretion may require the Participant to surrender shares of Stock received, and to disgorge any profits made or realized, in connection with the Options or issued upon the exercise or vesting of the Options.
     8. Manner of Option Exercise
          (a) Notice. The Options shall be exercised by delivering written notice to the Company (Attention: HR Stock Administration Staff) stating the number of shares of Stock to be purchased, the person or persons in whose name the shares of Stock are to be registered and each such person’s address and social security number. Such notice shall not be effective unless accompanied by the full purchase price for all shares to be purchased, and any applicable amounts withheld in accordance with Section 13 of the Plan.
          (b) Payment. At the time of exercise of the Option, the Participant must pay the total purchase price of the Option Shares to be purchased entirely in cash (including a check, bank draft or money order, payable to the order of the Company); provided, however, that the Committee, in its sole discretion, may allow such payment to be made, in whole or in part, by tender of a Broker Exercise Notice or Previously Acquired Shares, by “net exercise” of the Option (as described in Section 6.4(b) of the Plan), or by a combination of such methods. In the event the Participant is permitted to pay the total purchase price of the Option in whole or in part with Previously Acquired Shares, the value of such shares will be equal to their Fair Market Value on the date of exercise of the Option.
     9. Rights as Stockholder. The Participant or a transferee of the Options shall have no rights as a stockholder with respect to any shares covered by the Options until he shall have become the holder of record of such shares (and the Company shall use its reasonable best efforts to cause the Participant promptly to become the holder of record of such shares), and, except as otherwise provided in the Plan, no adjustment shall be made for dividends or distributions or other rights in respect of such shares for which the record date is prior to the date upon which he shall become the holder or record thereof.

     10. Company; Participant.
          (a) The term “Company” as used in this Certificate with reference to employment or service shall include the Company and its affiliates.
          (b) Whenever the word “Participant” is used in any provision of this Certificate under circumstances where the provision should logically be construed to apply to the executors, the administrators, legal representatives or the person or persons to whom the Options may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.
     11. Disposition of Stock. The Participant agrees to notify the Company, in writing, within thirty (30) days of any disposition (whether by sale, exchange, gift or otherwise) of shares of Stock purchased under this Certificate, within two (2) years from the date of the granting of such Options or within one (1) year of the exercise of such Options.
     12. Binding Effect. This Certificate shall be binding upon the heirs, executors, administrators, successors and permitted assigns of the parties hereto.

Dated:	AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

By:

Anthony P. Bihl
President and Chief Executive Officer

4